EXHIBIT  99.1

                                  NEWS RELEASE

                       FAR GROUP, INC. CHANGES ITS NAME TO
                      NORTH AMERICAN NATURAL GAS, INC. AND
                 ENTERS INTO AGREEMENTS TO PURCHASE INTERESTS IN
                  TWO PREMIER NATURAL GAS EXPLORATION PROSPECTS

March 18th, 2003                                            (OTCBB SYMBOL: NAGA)
FOR IMMEDIATE RELEASE                                    (Previous Symbol: FGRI)

On March 5th, 2003, FAR Group Inc. changed its name to North American Natural Gas, Inc. (NASD OTCBB SYMBOL: "NAGA") and undertook a new business purpose in the oil and gas exploration industry.

North American Natural Gas, Inc. (the "Corporation") announced today that it has entered into agreements to purchase interests in two premier oil and gas exploration opportunities. The first agreement provides the Corporation with the opportunity to purchase up to a 20% interest in Knox Miss Partners which holds a 50% interest in 125,000 acres in the Black Warrior Basin in Mississippi and Alabama. The second agreement provides the Corporation with the opportunity to purchase up to a 10% interest in the Potato Hills Deep Gas Prospects located in Western Oklahoma which is the site of a significant existing gas field at the shallow depth of the field. The Corporation will hold its interests in the these projects through two limited partnerships, Oklahoma Hills Gas, L.P. and Black Warrior Gas, L.P., which have been formed for the purpose of acquiring these interests.

OKLAHOMA HILLS GAS, L.P.
------------------------

The Corporation will own a total of 99% of the units of Oklahoma Hills Gas, L.P. and its wholly owned subsidiary, NANG, Inc. will be the general partner. BWP Gas, L.L.C. will own the remaining 1% of the limited partnership units.

Oklahoma Hills Gas L.P. has the right to acquire, for $5,000,000, a minimum interest of an undivided 5% of 8/8ths working interest in the Mary #2-34 well
Section 34-3N-20E, Latimer County, Oklahoma, the test well for the Potato Hills Deep prospect.

In addition, Oklahoma Hills Gas L.P. has the option to purchase an additional working interest in the Mary #2-34 well up to a maximum of 10%. The Mary #2-34 well is currently drilling below 18,000 feet headed to an eventual total depth of 24,000 feet. Oklahoma Hills Gas L.P.'s purchase of interests in the Mary #2-34 well will allow participation in all future development of the contract area. The Mary #2-34 project is operated by GHK Company, L.C.C.

The Corporation agreed to issue up to 3,750,000 shares of its common stock to BWP based on the percentage of interest actually acquired by Oklahoma Hills in the project. In addition, the Corporation agreed to provide an initial capital contribution to Oklahoma Hills of $5,000,000.

BLACK WARRIOR GAS, L.P.
-----------------------

The Corporation will own a total of 99% of the units of Black Warrior Gas, L.P. and its wholly owned subsidiary, NANG, Inc. will be the general partner. BWP Gas, L.L.C. will own the remaining 1% of the limited partnership units.


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Black  Warrior  Gas  L.P. has the right to purchase up to a 20% interest in Knox
Miss Partners, L.P. which currently owns a 50% interest in approximately 125,000 acres in and around the Black Warrior Basin in Mississippi and Alabama (the "Black Warrior Project"). Should Black Warrior Gas L.P. complete the acquisition, it will indirectly own through its holding in Knox Miss Partners, 10% of the Black Warrior Project. The Black Warrior Project is operated by Clayton Williams Energy, Inc.

The Corporation agreed to issue up to 3,750,000 shares of its common stock to BWP based on the percentage of interest in Knox Miss Partners actually acquired by Black Warrior. In addition, the Corporation agreed to provide an initial capital contribution to Black Warrior of up to $11,000,000.

APPOINTMENT OF NEW BOARD MEMBERS
--------------------------------

The Corporation is further pleased to announce that Mr. Harry Briscoe of Kingwood, Texas and Mr. Brian Egolf of Santa Fe, New Mexico have joined the Board of Directors.

Mr. Briscoe graduated from the Colorado School of Mines and has over 30 years of experience in the oil and gas industry. For over 17 years he served in a range of senior positions with Tenneco Oil Company including General Manager of Tenneco and Vice President of Exploration. After the sale of Tenneco Oil in 1988, Mr. Briscoe was President and COO of Tatham Offshore Inc. and Executive Vice President of DeepTech International, Inc. Since 1996, Mr. Briscoe has been involved in a series of independent exploration and development activities in the Gulf of Mexico. Mr. Briscoe has assumed the role of President and Chief
Executive  Officer  of  North  American  Natural  Gas,  Inc.

Mr. Egolf, a graduate of Stanford University, also has 30 years of experience in the oil and gas industry. From 1969 through 1986, Mr. Egolf served as the General Partner of Petroleum Investments, Ltd., an Oklahoma based partnership which offered twenty private and public limited partnership drilling programs (over $200,000,000 in Limited Partnership subscriptions), including the first publicly traded Master Limited Partnership. Since 1986, Mr. Egolf has been active in oil and gas industry as founder, President and CEO of several private and public companies involved in oil and gas exploration.

STOCK  DIVIDEND
---------------

The Corporation will also affect a 4-5 stock dividend with an effective date of March 20, 2003. For every four shares held by a shareholder as of the date of record (March 17th, 2003), the shareholder will receive one additional share.

THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING INFORMATION AND STATEMENT CONCERNING THE CORPORATION'S OPERATIONS, PERFORMANCE AND FINANCIAL CONDITION, INCLUDING, IN PARTICULAR, THE LIKELIHOOD OF THE CORPORATION'S SUCCESS IN ITS ABILITY TO MAKE THE INITIAL AND ANY SUBSEQUENT CAPITAL CONTRIBUTIONS TO EACH OF THE LIMITED PARTNERSHIPS, THE ABILITY OF THE LIMITED PARTNERSHIPS TO COMPLETE THEIR RESPECTIVE ACQUISITIONS AND TO MAKE THEIR PROPORTIONATE PAYMENTS FOR DRILLING AND COMPLETION COSTS ON THE PROJECTS, THE LIKELIHOOD OF SUCCESS IN
ACTUALLY FINDING ANY OIL OR GAS IN THE PROJECT AREA, THE LIKELIHOOD OF ANY REVENUE BEING GENERATED BY THE LIMITED PARTNERSHIPS AND DISTRIBUTIONS BEING MADE TO THE CORPORATION. THESE STATEMENTS ARE BASED UPON A NUMBER OF UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THIS DOCUMENT IS NOT INTENDED TO BE AND IS NOT AN ADVERTISEMENT FOR ANY SECURITIES OF THE COMPANY.

For further information, please contact:

MR. HARRY BRISCOE, PRESIDENT & CEO
NORTH AMERICAN NATURAL GAS, INC.
Telephone: (281) 548-1070


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